SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

AMISH NATURALS, INC.
(Exact name of Registrant as specified in its charter)

NEVADA	98-0377768
(State of Incorporation)	(I.R.S. Employer ID No.)

8224 County Road 245, Holmesville, OH 44633
(Address of Principal Offices)

Amish Naturals, Inc. 2006 Incentive Plan
(Full Title of the Plan)

David Skinner 6399 State Route 83, Holmesville, Ohio 44633
(Name and address of Agent for Service)

(330) 674-0998
(Telephone number, including area code of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities Registered	Amount of Securities Registered	Max. Off. Price Per Share	Maximum Aggregate Offrg. Price	Amount of Reg. Fee
Common Stock	8,200,000	$1.70 (2)	$13,940,000	$427.96

(1)     Issuable pursuant to Plan.

(2)     Estimated Price in accordance with Rule 457(h) and based upon the last reported sale on the Over the Counter Market on August 21, 2007

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

The documents containing the information related to the Amish Naturals, Inc. 2006 Incentive Plan which is not being filed as part of this Registration Statement (the “Registration Statement”) and documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, which taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933 (the “Securities Act”) will be sent or given to the participant by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

Item 2.   Registrant Information and Employee Plan Annual Information.

As required by this Item, the Registrant shall provide to the participant a written statement advising them of the availability without charge, upon written or oral request, of documents incorporated by reference in Item 3 of Part II hereof and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act. The statement shall include the address listing the title or department and telephone number to which the request is to be directed.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The Registrant incorporates the following documents filed with the Securities and Exchange Commission by reference in this Registration Statement:

(a)	The Registrant’s Amended Annual Report on Form 10-KSB for the fiscal year ended September 30, 2006

(b)	The Registrant’s Amended Quarterly Report on Form 10-QSB for the quarter ended December 31, 2006

(c)	The Registrant’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007

(d)	The Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007

(e)	Description of the Common Stock as incorporated in the Registration Statement on Form SB-2 dated June 6, 2007 file no. 333-142471

(f)	All other documents filed by Registrant after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, (the Exchange Act) are incorporated by reference herein and in the Section 10 Prospectus to be a part thereof from the date of filing of such documents.

Item 4.    Not Applicable.

Item 5.    Interests of Named Experts and Counsel:   Not applicable.

Item 6.    Indemnification of Officers and Directors.

Under our Articles of Incorporation, no director or officer will be held personally liable to us or our stockholders for damages resulting from a breach of fiduciary duty as a director or officer unless such breach involves intentional misconduct, fraud, a knowing violation of law, or a payment of dividends in violation of the law. Under our Bylaws, directors and officers will be indemnified to the fullest extent allowed by the law against all damages and expenses suffered by a director or officer being party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative. This same indemnification is provided pursuant to Nevada Revised Statutes, Chapter 78, except the director or officer must have acted in good faith and in a manner that he believed to be in our best interest, and the stockholders or the board of directors, unless ordered by a court, must approve any discretionary indemnification.

The general effect of the foregoing is to indemnify a control person, officer, or director from liability, thereby making our company responsible for any expenses or damages incurred by such control person, officer, or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Item 7.   Exemption from Registration Claimed:    Not Applicable

Item 8.    Exhibits.

5.1	Opinion of Dennis Brovarone, regarding legality of shares being issued.

23.1	Consent of Dennis Brovarone,(See Opinion).

23.2	Consent of Kelly & Company Certified Public Accountants

Item 9.   Undertakings.

(a)	The undersigned Registrant hereby undertakes.

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement;

(iii)	To include any material information with respect to the Plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended that are incorporated by reference into this Registration Statement.

    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

    (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Holmesville, Ohio on August 22, 2007.

AMISH NATURALS, INC.

By /s/ DAVID SKINNER
David Skinner, President/CEO

Each person whose signature appears below constitutes and appoints David C. Skinner, Sr. (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign on his behalf individually and in each capacity stated below any amendment, (including post-effective amendments) to this registration statement and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement is signed below by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ David C. Skinner, Sr.
David C. Skinner, Sr.

/s/ Dale P. Paisley, by David C. Skinner, Sr.
attorney-in-fact
Dale P. Paisley

/s/ Martin Silver, by David C. Skinner, Sr.
attorney-in-fact
Martin Silver

/s/ Kenneth Troyer, by David C. Skinner, Sr.
attorney-in-fact
Kenneth Troyer

Carlo Varesco

/s/ Alexander Ngan, by David C. Skinner, Sr.
attorney-in-fact
Alexander Ngan	President, Chief Executive
Officer, and Director
(principal executive officer)

Chief Financial
Officer (principal financial
officer and principal
accounting officer)

Chairman of the Board

Director

Director

Director

August 22, 2007 August 22, 2007 August 22, 2007 August 22, 2007 August 22, 2007